EXHIBIT 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64462) pertaining to the 401(k) Plan of Certegy Inc. of our report dated June 8, 2004, with respect to the financial statements and schedule of the Certegy Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young, LLP

Atlanta, Georgia

June 24, 2004